UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2004

INDEPENDENT BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification no.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant’s telephone number,
including area code:
(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On October 28, 2004, Independent Bank Corporation issued a press release announcing its financial results for the quarter ended September 30, 2004. A copy of the press release is attached as Exhibit 99.1. Attached Exhibit 99.2 contains supplemental data to that press release.

The information in this Form 8-K and the attached Exhibits shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

Exhibits.

99.1   Press release dated October 28, 2004.

99.2   Supplemental data to the Registrant's press release dated October 28, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date October 28, 2004 —————————————— Date October 28, 2004 ——————————————	INDEPENDENT BANK CORPORATION
(Registrant)

By: /s/ Robert N. Shuster
       ——————————————
       Robert N. Shuster, Principal Financial
       Officer

By: /s/ James J. Twarozynski
       ——————————————
       James J. Twarozynski, Principal
Accounting Officer

NEWS FROM	Exhibit 99.1

CONTACT:	Robert N. Shuster #616/527-5820 ext. 1257

FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS THIRD QUARTER 2004 RESULTS

IONIA, Michigan, October 28, 2004 . . . Independent Bank Corporation (Nasdaq: IBCP) (the “Company”), a Michigan-based bank holding company reported that its third quarter 2004 net income was $10.3 million or $0.48 per diluted share. A year earlier, net income also totaled $10.3 million or $0.51 per diluted share. Return on average equity and return on average assets were 18.99% and 1.39%, respectively in the third quarter of 2004 compared to 26.77% and 1.75%, respectively in 2003.

The Company’s net income for the nine months ended September 30, 2004 totaled $27.7 million or $1.34 per diluted share. Net income for the first nine months of 2003 was $28.3 million or $1.41 per diluted share.

On July 1, 2004, the Company completed its acquisition of North Bancorp, Inc. (“North”). The Company issued 345,391 shares of its common stock to the North shareholders. 2004 includes the results of North’s operations beginning on July 1, 2004. At the time of acquisition, North had total assets of $155.1 million, total loans of $103.6 million, total deposits of $123.8 million and total stockholders’ equity of $3.3 million. We recorded purchase accounting adjustments related to the North acquisition including recording goodwill of $3.0 million and establishing a core deposit intangible of $2.2 million.

On May 31, 2004, the Company completed its acquisition of Midwest Guaranty Bancorp, Inc. (“Midwest”). The Company issued 997,700 shares of its common stock and paid $16.6 million in cash to the Midwest shareholders. 2004 includes the results of Midwest’s operations subsequent to May 31, 2004. At the time of acquisition, Midwest had total assets of $238.0 million, total loans of $205.0 million, total deposits of $198.9 million and total stockholders’ equity of $18.7 million. We recorded purchase accounting adjustments related to the Midwest acquisition including recording goodwill of $23.1 million, establishing a core deposit intangible of $4.9 million, and a covenant not to compete of $1.3 million.

The Company’s tax equivalent net interest income totaled $32.9 million during the third quarter of 2004, which represents a $6.3 million or 23.8% increase from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.5 million and $1.3 million for the third quarters of 2004 and 2003, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income reflects a $559.8 million increase in the balance of average interest-earning assets that was partially offset by a 7 basis point decrease in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”). The increase in average interest-earning assets is due to the Midwest and North acquisitions as well as growth in commercial loans, finance receivables and investment securities. The net interest margin was equal to 4.83% during the third quarter of 2004 compared to 4.90% in the third quarter of 2003. This decrease was due to a decline in the tax equivalent yield on average interest-earning assets to 6.59% in the third quarter of 2004 from 6.87% in the third quarter of 2003. This decline is due to both the amortization and prepayment of higher yielding loans and investment securities and the addition of new loans and new investment securities at lower interest rates as well as the impact of the North acquisition. The decrease in the tax equivalent yield on average interest-earning assets was partially offset by a 21 basis point decline in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 1.76% during the third quarter of 2004 from 1.97% during the third quarter of 2003. The decline in the Company’s cost of funds was primarily due to the maturity of higher costing time deposits and borrowings, as well as increased levels of lower cost core deposits (including those added as a result of the Midwest and North acquisitions).

Service charges on deposits totaled $4.6 million in the third quarter of 2004, a $0.8 million or 19.8% increase from the comparable period in 2003. The increase in deposit related service fees resulted primarily from the continued growth of checking accounts as well as the Midwest and North acquisitions.

Gains on the sale of real estate mortgage loans were $1.4 million and $5.7 million in the third quarters of 2004 and 2003, respectively. Real estate mortgage loan sales totaled $80.6 million in the third quarter of 2004 compared to $299.5 million in the third quarter of 2003. These declines primarily are a result of a significant drop in mortgage loan refinance activity. During the third quarter of 2004, gains on the sale of real estate mortgage loans were increased by approximately $0.1 million, net, as a result of recording changes in the fair value of certain derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS #133”), compared to a $0.5 million decrease in the third quarter of 2003. Real estate mortgage loans originated totaled $163.7 million in the third quarter of 2004 compared to $345.0 million in the comparable quarter of 2003, and loans held for sale were $37.9 million at September 30, 2004 compared to $32.6 million at December 31, 2003.

Securities gains totaled $1.6 million in the third quarter of 2004 compared to securities losses of $1.3 million in the third quarter of 2003. The securities gains in the third quarter of 2004 are comprised of a $0.5 million gain on the sale of a trust preferred security that had been previously written off through impairment charges and the balance of the gains were due to a sale of a corporate debt security and a pooled trust preferred security. Included in the third quarter 2003 securities losses is an impairment charge of $0.75 million which represented the write-off of the remainder of a $1.5 million trust preferred security that was purchased in 1999. The remainder of securities losses (net) in the third quarter of 2003 was composed of losses on municipal securities ($0.8 million) with the sales proceeds being reinvested in higher yield securities, partially offset by $0.2 million in securities gains primarily from the sale or call of some trust preferred securities.

Primarily as a result of the above mentioned decrease in real estate mortgage loan origination activity, title insurance fees declined by 49.5%, to $0.5 million in the third quarter of 2004 compared to $1.0 million in the third quarter of 2003.

Real estate mortgage loan servicing generated income of $0.1 million in the third quarter of 2004 compared to income of $0.2 million in the third quarter of 2003. This decrease is primarily due to changes in the impairment reserve on and the amortization of capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (in thousands)
	09/30/04	09/30/03

Balance at beginning of period	$10,154	$5,565
Servicing rights acquired	1,138
Servicing rights capitalized	642	2,647
Amortization	(375)	(1,163)
Decrease (increase) in impairment reserve	(436)	641

Balance at end of period	$11,123	$7,690

Impairment reserve at period end	$596	$1,189

The decline in servicing rights capitalized is due to the lower level of real estate mortgage loan sales in the third quarter of 2004 compared to 2003. The amortization of capitalized mortgage loan servicing rights declined in 2004 compared to 2003 due to a lower level of mortgage loan prepayment activity. The impairment reserve on capitalized mortgage loan servicing rights totaled $0.6 million at September 30, 2004, compared to $0.2 million and $0.7 million at June 30, 2004, and December 31, 2003, respectively. The changes in the impairment reserve reflect the valuation of capitalized mortgage loan servicing rights at each quarter end. At September 30, 2004, the Company was servicing approximately $1.3 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.85% and a weighted average service fee of 26.0 basis points.

Non-interest expense totaled $25.5 million in the third quarter of 2004, an increase of $3.2 million compared to the third quarter of 2003. The increase in third quarter non-interest expense was partially due to merger related expenses of $0.3 million, intangible amortization relating to the North and Midwest acquisitions of $0.3 million and Sarbanes-Oxley 404 implementation costs of $0.1 million. In addition to the discussion below, a majority of the remainder of the increase in non-interest expense is primarily due to operating costs related to the addition of staff and branch offices from the Midwest and North acquisitions and increases in compensation and employee benefits. The increase in compensation and employee benefits expense is primarily attributable to merit pay increases that were effective January 1, 2004, staffing level increases associated with the expansion and growth of the organization and an increase in health care insurance costs. Third quarter 2003 non-interest expenses included a loss of $1.0 million on the prepayment of certain FHLB advances which were replaced with new borrowings at lower rates.

The Company incurred costs of approximately $0.6 million in the third quarter of 2004 in connection with the previously announced investigation of certain aspects of its operations conducted through Mepco Insurance Premium Financing, Inc. (“Mepco”). That investigation is principally focused on Mepco’s operations prior to the date of IBC’s acquisition of Mepco. As a result of the existing escrow agreement with the former owners of Mepco, as well as the related accrual taken in the prior quarter, the Company does not expect that future liabilities, if any, resulting from this investigation will be material. Commenting on this matter, Charles Van Loan, the Company’s President and CEO stated: “Mepco had record earnings in the third quarter of 2004 and is continuing to grow. Our intent is to promote this growth and build upon the record performance. We are confident in the existing executive management team of Mepco and the results of the investigation have not affected our confidence in their ability to continue to successfully expand this business”.

A breakdown of non-performing loans by loan type is as follows:

Loan Type	9/30/2004	12/31/2003	9/30/2003

	(Dollars in Millions)
Commercial	$6.2	$3.9	$3.2
Commercial guaranteed under federal program	1.0	2.3	--
Consumer	1.2	0.9	1.1
Mortgage	5.4	3.7	3.2
Finance receivables	2.3	1.9	1.5

Total	$16.1	$12.7	$9.0

Ratio of non-performing loans to total portfolio loans	0.73%	0.76%	0.55%

The increase in the level of non-performing loans during the first nine months of 2004 was primarily due to the acquisitions of North and Midwest, which added approximately $0.7 million and $1.2 million, respectively, of non-performing loans as of September 30, 2004. Other real estate and repossessed assets totaled $3.1 million at September 30, 2004 compared to $3.3 million at December 31, 2003. During the third quarter of 2004 the Company sold approximately $11.2 million in non-performing loans and other loans of concern acquired from North. No gain or loss was recorded on such sale. The provision for loan losses was $2.5 million and $0.6 million in the third quarters of 2004 and 2003, respectively. The level of the provision for loan losses reflects the Company’s assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and net charge-offs. The increase in the third quarter 2004 provision primarily reflects changes in credit quality of certain commercial loans. Net charge-offs for the third quarter of 2004 totaled $1.1 million, or 0.21% (annualized) of average loans, compared to $0.6 million, or 0.15% (annualized) of average loans, during the third quarter of 2003. At September 30, 2004 the allowance for loan losses totaled $25.5 million, or 1.17% of portfolio loans compared to $16.8 million, or 1.01% of portfolio loans at December 31, 2003.

Total assets were $2.99 billion at September 30, 2004 compared to $2.36 billion at December 31, 2003. Loans, excluding loans held for sale, increased to $2.19 billion at September 30, 2004 from $1.67 billion at December 31, 2003. The increase in loans is primarily due to the acquisitions of North and Midwest as well as growth in commercial loans, real estate mortgage loans and finance receivables. Deposits totaled $2.21 billion at September 30, 2004, an increase of $510.1 million from December 31, 2003. This increase is primarily attributable to the acquisitions of North and Midwest as well as increases in checking and savings deposits and brokered certificates of deposit. Stockholders’ equity totaled $222.3 million at September 30, 2004, or 7.44% of total assets, and represents a net book value per share of $10.53.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of $3 billion. Founded as First Security Bank in 1864, Independent Bank Corporation now operates 109 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2004	December 31, 2003

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$77,578	$61,741
Securities available for sale	491,790	453,996
Federal Home Loan Bank stock, at cost	17,139	13,895
Loans held for sale	37,869	32,642
Loans
Commercial	897,884	603,558
Real estate mortgage	797,474	681,602
Installment	270,471	234,562
Finance receivables	225,322	147,671

Total Loans	2,191,151	1,667,393
Allowance for loan losses	(25,541)	(16,836)

Net Loans	2,165,610	1,650,557
Property and equipment, net	55,035	43,979
Bank owned life insurance	37,969	36,850
Goodwill	44,922	16,696
Other intangibles	14,259	7,523
Accrued income and other assets	47,508	43,135

Total Assets	$2,989,679	$2,361,014

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$278,264	$192,733
Savings and NOW	867,385	700,541
Time	1,067,302	809,532

Total Deposits	2,212,951	1,702,806
Federal funds purchased	85,855	53,885
Other borrowings	321,219	331,819
Subordinated debentures	64,197	52,165
Financed premiums payable	40,625	26,340
Accrued expenses and other liabilities	42,518	31,783

Total Liabilities	2,767,365	2,198,798

Shareholders' Equity
Preferred stock, no par value--200,000 shares
authorized; none outstanding
Common stock, $1.00 par value--30,000,000 shares
authorized; issued and outstanding:
21,112,651 shares at September 30, 2004 and 19,521,137 shares at December 31, 2003	21,113	19,521
Capital surplus	157,454	119,401
Retained earnings	34,573	16,953
Accumulated other comprehensive income	9,174	6,341

Total Shareholders' Equity	222,314	162,216

Total Liabilities and Shareholders' Equity	$2,989,679	$2,361,014

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

	(unaudited)		(unaudited)

Interest Income	(in thousands, except per share amounts)
Interest and fees on loans	$37,531	$30,945	$99,978	$88,050
Securities available for sale
Taxable	3,275	2,727	9,366	8,575
Tax-exempt	2,460	2,134	6,935	5,982
Other investments	203	165	537	442

Total Interest Income	43,469	35,971	116,816	103,049

Interest Expense
Deposits	7,855	6,769	20,075	21,370
Other borrowings	4,158	3,943	12,162	12,146

Total Interest Expense	12,013	10,712	32,237	33,516

Net Interest Income	31,456	25,259	84,579	69,533
Provision for loan losses	2,456	569	3,966	2,279

Net Interest Income After Provision for Loan Losses	29,000	24,690	80,613	67,254

Non-interest Income
Service charges on deposit accounts	4,620	3,855	12,519	10,803
Net gains (losses) on asset sales
Real estate mortgage loans	1,381	5,652	4,603	14,001
Securities	1,561	(1,314)	2,056	(755)
Title insurance fees	496	983	1,579	2,633
Manufactured home loan origination fees	314	535	923	1,282
Real estate mortgage loan servicing	77	201	1,158	(1,196)
Other income	2,385	1,902	6,701	5,872

Total Non-interest Income	10,834	11,814	29,539	32,640

Non-interest Expense
Compensation and employee benefits	12,603	11,241	35,556	31,677
Occupancy, net	1,981	1,611	5,618	4,835
Furniture and fixtures	1,608	1,381	4,473	4,125
Other expenses	9,329	8,061	26,759	20,359

Total Non-interest Expense	25,521	22,294	72,406	60,996

Income Before Income Tax Expense	14,313	14,210	37,746	38,898
Income tax expense	3,995	3,890	10,002	10,630

Net Income	$10,318	$10,320	$27,744	$28,268

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

	(unaudited)		(unaudited)
Per Share Data (A)
Net Income
Basic	$.49	$.53	$1.37	$1.44
Diluted	.48	.51	1.34	1.41
Cash dividends declared	.17	.16	.49	.43

Selected Ratios
As a percent of average interest-earning assets
Tax equivalent interest income	6.59%	6.87%	6.68%	7.06%
Interest expense	1.76	1.97	1.78	2.22
Tax equivalent net interest income	4.83	4.90	4.90	4.84
Net income to
Average equity	18.99%	26.77%	19.67%	25.45%
Average assets	1.39	1.75	1.42	1.73

Average Shares (A)
Basic	21,088,971	19,547,688	20,230,305	19,621,157
Diluted	21,515,441	20,063,329	20,669,205	20,072,452

(A)	Average shares of common stock for basic net income per share includes shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options.

Exhibit 99.2

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Supplemental Data

Non-performing assets	September 30, 2004	December 31, 2003

	(dollars in thousands)
Non-accrual loans	$11,542	$9,122
Loans 90 days or more past due and
still accruing interest	4,315	3,284
Restructured loans	239	335

Total non-performing loans	16,096	12,741
Other real estate	3,122	3,256

Total non-performing assets	$19,218	$15,997

As a percent of Portfolio Loans
Non-performing loans	0.73%	0.76%
Allowance for loan losses	1.17	1.01
Non-performing assets to total assets	0.64	0.68
Allowance for loan losses as a percent of
non-performing loans	159	132

Allowance for loan losses	Nine months ended September 30,
	2004		2003

	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments

	(in thousands)
Balance at beginning of period	$16,836	$892	$15,830	$875
Additions (deduction)
Allowance on loans acquired	10,112		517
Allowance on loans sold	(1,876)
Provision charged to operating expense	3,078	888	2,290	(11)
Recoveries credited to allowance	923		795
Loans charged against the allowance	(3,532)		(2,448)

Balance at end of period	$25,541	$1,780	$16,984	$864

Net loans charged against the allowance to
average Portfolio Loans (annualized)	0.19%		0.15%

	September 30, 2004			December 31, 2003

	Amount	Average Maturity	Rate	Amount	Average Maturity	Rate

	(dollars in thousands)
Brokered CDs(1)	$590,798	1.8 years	2.25%	$416,566	2.3 years	2.43%
Fixed rate FHLB advances(1)	65,554	6.1 years	5.40	84,638	5.0 years	3.99
Variable rate FHLB advances(1)	95,000	0.4 years	1.91	104,150	0.4 years	1.30
Securities sold under agreements to
Repurchase(1)	149,347	0.1 years	1.66	140,969	0.3 years	1.22
Federal funds purchased	85,855	1 day	2.13	53,885	1 day	1.16

Total	$986,554	1.5 years	2.32%	$800,208	1.8 years	2.15%

(1) Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest rate swaps.

Capitalization	September 30, 2004	December 31, 2003

	(in thousands)
Unsecured debt	$9,500

Subordinated debentures	64,197	$52,165
Amount not qualifying as regulatory capital	(1,847)	(1,565)

Amount qualifying as regulatory capital	62,350	50,600

Shareholders' Equity
Preferred stock, no par value
Common stock, par value $1.00 per share	21,113	19,521
Capital surplus	157,454	119,401
Retained earnings	34,573	16,953
Accumulated other comprehensive income	9,174	6,341

Total shareholders' equity	222,314	162,216

Total capitalization	$294,164	$212,816

Non-Interest Income	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

	(in thousands)
Service charges on deposit accounts	$4,620	$3,855	$12,519	$10,803
Net gains (losses) on asset sales
Real estate mortgage loans	1,381	5,652	4,603	14,001
Securities	1,561	(1,314)	2,056	(755)
Title insurance fees	496	983	1,579	2,633
Bank owned life insurance	363	360	1,091	1,102
Manufactured home loan origination fees
and commissions	314	535	923	1,282
Mutual fund and annuity commissions	332	319	975	909
Real estate mortgage loan servicing	77	201	1,158	(1,196)
Other	1,690	1,223	4,635	3,861

Total non-interest income	$10,834	$11,814	$29,539	$32,640

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

	(in thousands)
Real estate mortgage loans originated	$163,707	$344,999	$522,702	$970,210
Real estate mortgage loans sold	80,576	299,502	287,206	771,754
Real estate mortgage loans sold with servicing
rights released	14,070	12,802	38,315	43,517
Net gains on the sale of real estate mortgage loans	1,381	5,652	4,603	14,001
Net gains as a percent of real estate mortgage
loans sold ("Loan Sale Margin")	1.71%	1.89%	1.60%	1.81%
SFAS #133 adjustments included in the Loan
Sale Margin	0.13%	(0.16)%	0.02%	0.05%

Capitalized Real Estate Mortgage Loan Servicing Rights
	Nine months ended September 30,
	2004	2003

	(in thousands)
Balance at beginning of period	$8,873	$4,455
Servicing rights acquired	1,138
Originated servicing rights capitalized	2,443	6,632
Amortization	(1,457)	(3,303)
(Increase)/decrease in impairment reserve	126	(94)

Balance at end of period	$11,123	$7,690

Impairment reserve at end of period	$596	$1,189

Non-Interest Expense	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

	(in thousands)
Salaries	$8,816	$7,183	$24,207	$20,446
Performance-based compensation
and benefits	1,452	1,670	4,216	4,560
Other benefits	2,335	2,388	7,133	6,671

Compensation and employee
benefits	12,603	11,241	35,556	31,677
Occupancy, net	1,981	1,611	5,618	4,835
Furniture and fixtures	1,608	1,381	4,473	4,125
Data processing	1,169	1,025	3,332	2,921
Advertising	1,274	1,151	2,879	2,894
Mepco claims expense			2,700
Loan and collection	1,035	824	2,659	2,655
Communications	917	738	2,582	2,134
Legal and professional	1,155	584	1,995	1,415
Amortization of intangible assets	746	492	1,723	1,226
Supplies	461	461	1,561	1,420
Write-off of uncompleted software			977
Loss on prepayments of borrowings		983		983
Other	2,572	1,803	6,351	4,711

Total non-interest expense	$25,521	$22,294	$72,406	$60,996

Average Balances and Tax Equivalent Rates
	Three Months Ended September 30,
	2004			2003

	Average Balance	Interest	Rate	Average Balance	Interest	Rate

Assets	(dollars in thousands)
Taxable loans (1)	$2,184,861	$37,447	6.83%	$1,698,405	$30,797	7.22%
Tax-exempt loans (1,2)	6,977	130	7.41	11,236	228	7.98
Taxable securities	284,528	3,275	4.58	246,360	2,727	4.39
Tax-exempt securities (2)	222,002	3,867	6.93	188,775	3,376	7.10
Other investments	19,573	203	4.13	13,414	165	4.88

Interest Earning Assets	2,717,941	44,922	6.59	2,158,190	37,293	6.87

Cash and due from banks	67,192			55,626
Other assets, net	169,230			121,333

Total Assets	$2,954,363			$2,335,149

Liabilities
Savings and NOW	$876,259	1,228	0.56	$696,523	1,070	0.61
Time deposits	1,004,803	6,627	2.62	771,731	5,699	2.93
Long-term debt	7,995	77	3.84
Other borrowings	491,978	4,081	3.30	452,372	3,943	3.46

Interest Bearing Liabilities	2,381,035	12,013	2.01	1,920,626	10,712	2.21

Demand deposits	279,288			204,480
Other liabilities	77,869			57,121
Shareholders' equity	216,171			152,922

Total liabilities and shareholders' equity	$2,954,363			$2,335,149

Tax Equivalent Net Interest Income		$32,909			$26,581

Tax Equivalent Net Interest Income
as a Percent of Earning Assets			4.83%			4.90%

(1)	All domestic
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%

Average Balances and Tax Equivalent Rates
	Nine Months Ended September 30,
	2004			2003

	Average Balance	Interest	Rate	Average Balance	Interest	Rate

Assets	(dollars in thousands)
Taxable loans (1)	$1,921,632	$99,731	6.93%	$1,588,440	$87,590	7.36%
Tax-exempt loans (1,2)	6,819	381	7.46	11,674	708	8.11
Taxable securities	265,257	9,366	4.72	235,641	8,575	4.87
Tax-exempt securities (2)	206,072	10,936	7.09	174,344	9,476	7.27
Other investments	15,951	537	4.50	11,802	442	5.01

Interest Earning Assets	2,415,731	120,951	6.68	2,021,901	106,791	7.06

Cash and due from banks	52,889			48,897
Other assets, net	146,968			117,029

Total Assets	$2,615,588			$2,187,827

Liabilities
Savings and NOW	$787,986	3,195	0.54	$686,418	3,867	0.75
Time deposits	864,957	16,880	2.61	728,254	17,503	3.21
Long-term debt	3,560	101	3.82
Other borrowings	473,765	12,061	3.43	395,579	12,146	4.11

Interest Bearing Liabilities	2,130,268	32,237	2.02	1,810,251	33,516	2.48

Demand deposits	226,162			179,975
Other liabilities	70,794			49,090
Shareholders' equity	188,364			148,511

Total liabilities and shareholders' equity	$2,615,588			$2,187,827

Tax Equivalent Net Interest Income		$88,714			$73,275

Tax Equivalent Net Interest Income
as a Percent of Earning Assets			4.90%			4.84%

(1)	All domestic
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%